.........................................................x
KENNETH SHERMAN                                          :
                                                         :
                      Plaintiff,                         :  SUPERIOR COURT OF
                                                         :  NEW JERSEY
                 v.                                      :  CHANCERY DIVISION
                                                         :  HUDSON COUNTY
MICHAEL R. CUNNINGHAM, GORDON MAYS,                      :
LAURENCE GERBER, JAMES J. CUNNINGHAM,                    :  DOCKET NO. C-67-00
ARNOLD SPINNER, STANLEY MOSS and                         :
CUNNINGHAM GRAPHICS INTERNATIONAL INC.                   :  CLASS ACTION
                                                         :
                      Defendants.                        :
 .........................................................x
NAT ORME,                                                :
                                                         :
                      Plaintiff,                         :  SUPERIOR COURT OF
                                                         :  NEW JERSEY
                 v.                                      :  CHANCERY DIVISION
                                                         :  HUDSON COUNTY
MICHAEL R. CUNNINGHAM, GORDON MAYS,                      :
LAURENCE GERBER, JAMES J. CUNNINGHAM,                    :  DOCKET NO. C-69-00
ARNOLD SPINNER, STANLEY MOSS and                         :
CUNNINGHAM GRAPHICS INTERNATIONAL INC.                   :  CLASS ACTION
                                                         :
                      Defendants.                        :
 .........................................................x


                           MEMORANDUM OF UNDERSTANDING

         The parties to the actions entitled Sherman v. Cunningham, et al., Docket No. C-67-00, and Orme v. Cunningham, et al., Docket No. C-69-00, pending in the Superior Court of the State of New Jersey, Chancery Division, County of Hudson (the "Actions"), Automatic Data Processing, Inc. ("ADP") and FIS Acquisition Corp. ("Acquisition") (collectively, the "Parties"), by their respective attorneys, have reached an agreement in principle providing for the settlement of the Actions on the terms and subject to the conditions set forth below:

         1. As a result of the negotiations between the undersigned attorneys for the Parties, the following measures shall be taken in connection with the proposed merger (the "Merger"') provided for in the Agreement and Plan of Merger dated as of May 2, 2000 (the "Merger Agreement') among ADP, Acquisition, and Cunningham Graphics International, Inc. ("Cunningham" or the "Company"):

                  a.       Cunningham, ADP, and Acquisition shall cause Section
                           8.03 of the Merger Agreement to be amended to (i) reduce the termination fee set forth in subparagraph
                           (b) of Section 8.03 from $4,000,000 to $2,500,000;
                           and (ii) reduce the expense reimbursement limit set forth in subparagraph (b) of Section 8.03 from $1,000,000 to $750,000; and

                  b. As promptly as practicable, ADP and Acquisition shall file with the Securities and Exchange Commission (the "SEC") an amendment (the "Amendment") to the Schedule TO filed by them with the SEC in connection with the tender offer contemplated by the Merger Agreement (the "Tender Offer") which describes the following in a manner reasonably acceptable to counsel for all
                           Parties:

                           (i) the amendments to the Merger Agreement set forth in paragraph 1(a) of this Memorandum;

                           (ii) additional facts relating to the divestiture of the "Designated Business" (as defined in Item 4(b)(i) on page 5 of the Company's SC 14D-9 filed on May 11, 2000) including but not limited to the identity of the "Designated Business," the relationship, if any, between Cunningham and the entity to which the Designated Business is being sold, and whether any Cunningham officers or directors will benefit either directly or indirectly from the divestiture; and

                           (iii) Cunningham's Results of Operations for the
                                 fiscal first quarter ended March 31, 2000.

         2. Subject to such reasonable and appropriate confirmatory discovery as the Parties' counsel determines is satisfactory, the parties will attempt in good faith to agree upon and execute a Stipulation of Settlement and such other documentation as may be required in order to obtain the approval of the Superior Court of the State of New Jersey of the settlement and the dismissal of the Actions upon the terms set forth in this Memorandum of Understanding. The Stipulation of Settlement will expressly provide, inter alia, that Defendants in the Actions (as well as ADP and Acquisition) have denied, and continue to deny, that they have committed or have threatened to commit any violations of law and that they are entering into the Stipulation because the proposed settlement would eliminate the burden, risk and expense of further litigation. The Stipulation will also acknowledge that plaintiffs' actions have caused the amendments to the Merger Agreement and the supplemental disclosures described herein.

         3. The Parties will present the Settlement to the Superior Court of the State of New Jersey for final approval following appropriate notice to the class members on whose behalf the Actions were instituted (the "Class"), and will use their best efforts to obtain final court approval of the settlement, and the dismissal with prejudice of the Actions, as against the named plaintiffs and the Class.

         4. The Stipulation of Settlement will also provide as follows:

                  a. for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, better known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the Parties or any or all of their respective past, present or future officers, directors, stockholders, representatives, families, parent entities, associates, affiliates, subsidiaries, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Actions, to the Merger, to the Merger Agreement, to the Tender Offer or to any offering or proxy material, public filings or statements (including, but not limited to, public statements) by any of the defendants in the Actions or any other Released Persons in connection with the Merger, the Merger Agreement or the Tender Offer (collectively, the "Settled Claims"); and

                  b. subject to the Order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Released Persons which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in any complaint in the Actions, to the Merger, to the Merger Agreement or to the Tender Offer.

         5. The consummation of the Settlement is subject to the drafting and execution of an appropriate Stipulation of Settlement and such other documentation as may be required to obtain final court approval of the settlement and the dismissal of the Actions with prejudice as to all claims asserted therein as against the named Defendants and their affiliates without costs to any party (except as provided for in paragraph 7 below).

         6. The Settlement contemplated by this Memorandum of Understanding is binding upon all Parties, but it is understood that it is subject to (a) court approval; (b) the good faith documentation and execution of an appropriate Stipulation of Settlement; and (c) the closing of the Merger. This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this Memorandum of Understanding shall not be admissible in any proceeding or be deemed to prejudice any of the positions of the parties with respect to any action.

         7. Plaintiffs' Counsel in the Actions intend to apply to the Superior Court of the State of New Jersey for an award of attorneys' fees and reasonable out-of-pocket disbursements (together, the "Fees") in an aggregate amount not to exceed $390,000.00.

Subject to the terms and conditions of this Memorandum of Understanding and the Stipulation of Settlement contemplated hereby, ADP, Acquisition and/or their successors in interest will pay Plaintiffs' Counsel the Fees, up to such amount of $390,000.00 as may be awarded by the Superior Court of the State of New Jersey. ADP and Acquisition and/or their successors in interest agree not to oppose Plaintiffs' Counsel's application for Fees up to the amount of $390,000.00.

         8. Pending negotiation, execution and Court approval of the Settlement, the plaintiffs in the Actions agree to stay any discovery and to stay any and all other proceedings other than those incident to the Settlement itself. The Parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the Parties to the Memorandum which challenges the Settlement or otherwise involves a Settled Claim.

         9. The Parties shall agree to extensions of time with respect to pleadings and other court filings as are appropriate in the context of this agreement.

         10. This Memorandum of Understanding may be executed in any number of counterparts with the same effect as if all Parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

         11. This Memorandum of Understanding constitutes the entire agreement among the Parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

         12. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles.

         13. The Plaintiffs and Plaintiffs' counsel in the Actions represent and warrant that none of Plaintiffs' claims or causes of action referred to in any complaint in the Actions or in this Memorandum of Understanding, including any Settled Claims, have been assigned, encumbered or in any manner transferred in whole or in part.

Dated:


                                ----------------------
                                William J. Pinilis, Esquire
                                237 South Street
                                Morristown, NJ 07960
                                (973) 401-1111
                                Co-Counsel for Plaintiffs and the Class


                                SCHIFFRIN & BARROWAY, LLP

                                By:
                                    -----------------
                                    Marc A. Topaz, Esquire
                                    3 Bala Plaza East, Suite 400
                                    Bala Cynwyd, PA
                                    (610) 667-7706
                                    Co-Counsel for Plaintiffs and the Class


                                CAULEY & GELLER, LLP

                                By:
                                    ---------------
                                    Paul Geller, Esquire
                                    7200 West Camino Real, Suite 203
                                    Boca Raton, FL 33433
                                    (561) 740-3000
                                    Co-Counsel for Plaintiffs and the Class

                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                By:
                                    ------------------
                                    Allan J. Arffa, Esquire
                                    1285 Avenue of the Americas
                                    New York, NY 10019
                                    (212) 373-3000
                                    Counsel for Automatic Data Processing, Inc.
                                    and FIS Acquisition Corp.


                                CLEARY, GOTTLIEB, STEEN & HAMILTON

                                By:
                                    -----------------------
                                    Daniel S. Sternberg, Esquire
                                    One Liberty Plaza
                                    New York, NY 10006
                                    (212) 225-2000


                                GIBBONS, DEL DEO, DOLAN, GRIFFINGER &
                                VECCHIONE

                                By:
                                    --------------------
                                    Brian J. McMahon
                                    One Riverfront Plaza
                                    Newark, New Jersey 07102-5497
                                    (973) 596-4500

                                Counsel for Defendants Cunningham Graphics
                                International, Inc., Michael R. Cunningham, and other Individual Defendants